Exhibit 14

MAXIM INTEGRATED PRODUCTS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

i

MAXIM INTEGRATED PRODUCTS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

MAXIM PRINCIPLES

Employees and non-employee directors of Maxim Integrated Products, Inc. (the “Company” or “Maxim”) should abide by the following 13 principles (the “Maxim Principles”) to the best of their ability:

1. Don’t accept the status quo.

2. Question everything and everybody.

3. Stand up for what you believe to be right.

4. Do not suffer fools.

5. Try as hard as you can.

6. Don’t give up until you’ve won.

7. When you work - get a result. Don’t waste your time.

8. Work as a team. Get help as soon and whenever you can.

9. Be proud of your results.

10. Give credit, don’t plagiarize.

11. Teach - pass on knowledge.

12. Don’t intentionally miscommunicate, not communicate or lie.

13. Take direction enthusiastically once a decision is reached. Don’t take decisions that go against you personally.

POLICY STATEMENT

It is the policy of the Company to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”). This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the General Counsel of the Company, who is also the Chief Compliance Officer of the Company, or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to a member of the Audit Committee of the Board of Directors of the Company in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Specific Company policies and procedures can also be found in the Company Employee Handbook, which is also updated on the Maxim Intranet Site at http://172.18.40.104/. The policies and procedures in the Employee Handbook and on the Maxim Intranet Site are not a part of this Code or incorporated herein.

APPROVALS AND WAIVERS

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Chief Compliance Officer. The General Counsel of the Company is the Company’s Chief Compliance Officer. Approvals relating to Designated Executives and directors must be obtained from the Company’s Board of Directors, or a committee thereof. All other approvals may be granted by the Chief Compliance Officer, or such officer’s designee.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to Designated Executives and directors may only be granted by the Company’s Board of Directors, or a committee thereof, and waivers relating to Designated Executives and directors must be promptly disclosed to shareholders. All other waivers may be granted by the Chief Compliance Officer, or such officer’s designee. Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders.

CONFLICTS OF INTEREST

A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees should disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household. Non-employee directors may discuss any concerns with a member of the Audit Committee of the Board of Directors of the Company.

Activities Outside the Company / Competitor Relationships

Employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company. Employees should avoid even the appearance of a conflict of interest in their relationships with competitors of Maxim. For example, an employee generally may not

•	engage in business as a competitor of the Company or be employed by a competitor of the Company;

•	be a supplier to the Company except upon written authorization of the CEO/President;

•	receive gifts, gratuities or entertainment from any company with which Maxim has business dealings;

•	invest in any of the Company’s competitors or suppliers, if that investment is significant enough to conflict with your responsibilities to the Company - any such investments must be approved by management;

•	serve as a proprietor, general partner or officer of any profit-oriented business, except upon the authorization of the CEO/President;

•	take steps in creating any competitive business;

•	engage in any business or secondary employment that interferes with your obligation to the Company - any such engagement must be approved by management;

•	disclose any Company proprietary information to a competitor, unless a nondisclosure agreement is in place;

•	utilize for any unauthorized purposes or disclose to a competitor or other third-party any proprietary data that has been entrusted to the Company by a customer or supplier;

•	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

•	use Company assets or labor for personal use, except for incidental use permitted under the Company’s policies; or

•	appear to represent the Company in an outside activity unless the Company has authorized the employee to represent it.

Service on Outside Boards of Directors

Serving as a director of another corporation may create a conflict of interest. Employees must disclose such service to the Chief Compliance Officer and obtain prior approval before serving on the board of another company, whether or not such company is a competitor of Maxim.

Corporate Opportunities & Resources

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain. No employee may compete with the Company, directly or indirectly, except as permitted by Company policies.

All employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict

LOANS

Employees may not accept loans from any person or entities having or seeking business with the Company. Executive officers, including the Chief Executive Officer, the President, the Chief Financial Officer, each Vice President in charge of a principal business unit, division or function and any officer or employee who performs a policy-making function and directors may not receive loans from the Company, nor may the Company arrange for a loan for such persons.

BRIBES AND KICKBACKS

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited. You may not solicit or accept a kickback or bribe, in any form, for any reason.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your records, time sheets and reports. Accurate information is essential to Maxim’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of Maxim must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with Maxim document retention policy is strictly prohibited. With regard to books and records, you must follow Maxim Principle #12 - Don’t intentionally miscommunicate, not communicate or lie.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to Maxim, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with Maxim policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to Maxim. Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information. Inside information is not limited to information about Maxim. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Communications with the Media and the Financial Community

Maxim communicates with the press and with the financial community through official channels only. The Company provides accurate and timely information about its business, to investors, the media, and the general public. All inquiries received from financial analysts or the media concerning Maxim should be directed to Carl Jasper, the Company’s Chief Financial Officer. All legal inquiries concerning the Company should be referred to the Chief Compliance Officer. All inquiries regarding current or former employees of Maxim should be referred to the Personnel Department.

Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Chief Compliance Officer. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns and are expected to promptly report any concerns brought to their attention in their supervisorial capacity to the Chief Compliance Officer. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to the Chief Compliance Officer. The name and contact information of the Chief Compliance Officer are set out below. Directors are encouraged to discuss any issues or concerns with a member of the Audit Committee of the Board of Directors of the Company.

If you have concerns relating to Maxim’s accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, submit the information in writing to the Company’s Audit Committee of the Board of Directors c/o General Counsel and Chief Compliance Officer at 120 San Gabriel Drive, Sunnyvale, California 94086. For more information, see Maxim Integrated Products, Inc. “Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees.”

When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

All conversations, calls and reports made under this policy in good faith will be taken seriously. However, employees who file reports or provide evidence that they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by this policy and may be subject to corrective action, up to and including immediate termination of employment.

The Maxim Integrated Products, Inc. Chief Compliance Officer:

Charles Rigg, General Counsel

Phone Number (408) 737-7600

This document is not an employment contract between Maxim and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. Please obtain a copy of the Company’s Employee Handbook from the Company’s Personnel Department.